Exhibit 99.1

Contact:

URS Corporation
Sam Ramraj
Vice President, Investor Relations
(415) 774-2700

Sard Verbinnen & Co
Jamie Tully
(212) 687-8080

URS TO TAKE THIRD QUARTER NON-CASH CHARGE
BASED ON LEGAL RULING ON SR-125 CLAIM

Company Reaffirms Fiscal 2010 EPS Guidance

    SAN FRANCISCO, CA – November 1, 2010 – URS Corporation (NYSE: URS) today announced that the Company received notice of a ruling on the priority of claims made by its 50/50 joint venture relating to the SR-125 road project in California against the bankrupt client entity.  The judge ruled against the joint venture's position, finding that its mechanic's lien did not have priority over the senior lenders.  While there has been no adjudication of the merits of the joint venture's actual claim, this court decision is expected to impair the joint venture's ability to collect any potential award.

    URS obtained its 50% position in the joint venture through its acquisition of Washington Group International, Inc. in November 2007.  As described in URS’ quarterly 10-Q and annual 10-K filings with the U.S. Securities and Exchange Commission since that time, URS has taken a prudent approach to valuing its position in the joint venture, while pursuing claims against the bankrupt client entity.  In addition, Washington Group International had recognized substantial losses on the project prior to its acquisition by URS.  URS’ equity investment in the joint venture was valued at $28.3 million as of July 2, 2010, the last day of the Company’s fiscal 2010 second quarter.  This value reflected URS’ net investment in the joint venture.

    As a result of the court’s decision, URS will take a pre-tax, non-cash asset impairment charge of approximately $25 million, or approximately $0.18 per share on an after tax basis, in the third quarter.  The remaining value of the asset primarily reflects expected reimbursement of legal fees from an insurance provider.

    Based on its current outlook for the business, URS continues to expect that the Company’s GAAP earnings per share for fiscal 2010 will be between $3.65 and $3.75 on a fully diluted basis, including the asset impairment charge related to SR-125.  The Company will provide additional information on its outlook on its third quarter earnings conference call on November 10, 2010.

    URS Corporation (NYSE: URS) is a leading provider of engineering, construction and technical services for public agencies and private sector companies around the world.  The Company offers a full range of program management; planning, design and engineering; systems engineering and technical assistance; construction and construction management; operations and maintenance; and decommissioning and closure services.  URS provides services for power, infrastructure, industrial and commercial, and federal projects and programs.  Headquartered in San Francisco, URS Corporation has approximately 46,500 employees in a network of offices in more than 40 countries (www.urscorp.com).

Statements contained in this press release that are not historical facts may constitute forward-looking statements, including statements relating to future earnings per share, future value of our equity investment in our joint venture relating to SR-125, the joint venture’s ability to collect potential future awards, future reimbursement of legal fees as well as other trends and conditions.We believe that our expectations are reasonable and are based on reasonable assumptions; however, we caution you against relying on any of our forward-looking statements as such forward-looking statements by their nature involve risks and uncertainties.  A variety of factors, including but not limited to the following, could cause these expectations to differ materially from those expressed or implied in our forward-looking statements: economic weakness and declines in client spending; changes in our book of business; our compliance with government contract procurement regulations; employee, agent or partner misconduct; our ability to procure government contracts; liabilities for pending and future litigation; environmental liabilities; availability of bonding and insurance; our reliance on government appropriations; unilateral termination provisions in government contracts; our ability to make accurate estimates and assumptions; our accounting policies; workforce utilization; our and our partners' ability to bid on, win, perform and renew contracts and projects; liquidated damages; our dependence on partners, subcontractors and suppliers; customer payment defaults; our ability to recover on claims; impact of target and fixed-priced contracts on earnings; the inherent dangers at our project sites; impairment of our goodwill; integration of acquisitions; the impact of changes in laws and regulations; nuclear indemnifications and insurance; a decline in defense spending; industry competition; our ability to attract and retain key individuals; retirement plan obligations; our leveraged position and the ability to service our debt; restrictive covenants in our credit agreement; risks associated with international operations; business activities in high security risk countries; third-party software risks; natural and man-made disaster risks; our relationships with labor unions; our ability to protect our intellectual property rights; anti-takeover risks and other factors discussed more fully in our Form 10-Q for the period ended July 2, 2010 as well as in other reports subsequently filed from time to time with the United States Securities and Exchange Commission. The forward-looking statements represent our current intentions as of the date on which it was made and we assume no obligation to revise or update any forward-looking statements.